Exhibit 99.5

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

The Board of Directors

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 20, 2014, to the Board of Directors of Emeritus Corporation (“Emeritus”) as Annex G to, and reference thereto under the headings “SUMMARY — Opinions of Emeritus’ Financial Advisors — Opinion of Wells Fargo Securities, LLC” and “THE MERGER — Opinions of Emeritus’ Financial Advisors — Opinion of Wells Fargo Securities, LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Emeritus and Brookdale Senior Living Inc. (“Brookdale”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Brookdale. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

May 22, 2014